Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEATT CORPORATION
(Exact name of registrant as specified in its Charter)

12 Kiepersol Drive, Atlas Gardens, Contermanskloof Road,
Durbanville, Western Cape, South Africa, 7441
(Address of Principal Executive Offices, Zip Code)

LEATT CORPORATION
AMENDED AND RESTATED 2011 EQUITY INCENTIVE PLAN
(Full title of the plan)

Sean Macdonald
12 Kiepersol Drive, Atlas Gardens
Contermanskloof Road,
Durbanville, Western Cape,
South Africa, 7441
+(27) 21-557-7257

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share Shares not previously registered (3)	200,000	$10.25	$2,050,000	$223.66
Totals	200,000	--	$2,050,000	$223.66

(1)

Represents an additional 200,000 shares of common stock, par value $0.01 of the Common Stock issuable under the Leatt Corporation Amended and Restated 2011 Equity Incentive Plan, or the Plan. The Registrant previously filed a Registration Statement on Form S-8 (No. 333-216884) with respect to shares initially issuable under the Plan, and Registration Statement on Form S-8 (No. 333-229786) with respect to additional shares issuable under the Plan following a prior amendment to the Plan.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock that may become issuable under the Plan, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the registration fee where the offering price for share cannot be determined, based on the average of the high and low prices for the registrant's common stock as reported on the over-the-counter market on February 5, 2020, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 200,000 shares of Common Stock to be issued pursuant to the Company's Amended and Restated 2011 Equity Incentive Plan, as amended (the "Plan"). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the "Commission") on February 22, 2019 (File No. 333-229786) and March 22, 2017 (File No. 333-216884), relating to the Plan are incorporated by reference herein, except to the extent expressly superseded herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Leatt Corporation Amended and Restated 2011 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Leatt Corporation, a Nevada corporation ("we," "our," "us," or the "Company"), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

The Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 24, 2020, pursuant to Section 13(a) or 15(d) of the Exchange Act, which includes audited financial statements for the Company's latest fiscal year;

(b)

The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, as filed with the Commission on May 13, 2020, June 30, 2020, as filed with the Commission on August 13, 2020, and September 30, 2020, as filed with the Commission on November 12, 2020;

(c)

The Company's Current Reports on Form 8-K filed with the Commission on March 24, 2020, May 13, 2020, August 13, 2020, September 4, 2020, November 12, 2020 and December 15, 2020 (only with respect to Item 9.01);

(d)	The Company's Proxy Statement on Schedule 14A, as filed with the Commission on October 16, 2020;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(f)

The description of the Company's Common Stock which is contained in its registration statement on Form 10-12G filed with the Commission on April 30, 2012, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation o/f law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

• The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

• The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other than as disclosed herein, there is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Leatt Corporation Amended and Restated 2011 Equity Incentive Plan (as amended).

4.2	Certificate of Designation of Series A Voting Convertible Preferred Stock, as filed with the Secretary of State of Nevada on October 29, 2008

5.1	Opinion of Dawn Bernd-Schulz PLLC, as to the legality of the securities being registered.

23.1	Consent of Dawn Bernd-Schulz PLLC (included in Exhibit 5.1)

23.2	Consent of Fitzgerald & Co, CPAs, P.C.

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cape Town, South Africa, on the 16th day of February, 2021.

LEATT CORPORATION

By:	/s/ Sean Macdonald
Name: Sean Macdonald
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Macdonald his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sean Macdonald	Chief Executive Officer, Chief Financial Officer and	February 16, 2021
Sean Macdonald	Director (Principal Executive and Accounting
Officer)

/s/ Dr. Christopher Leatt	Director	February 16, 2021
Dr. Christopher Leatt

/s/ Jeffrey Guzy	Director	February 16, 2021
Jeffrey Guzy

INDEX TO EXHIBITS

4.1	Leatt Corporation Amended and Restated 2011 Equity Incentive Plan (as amended).

4.2	Certificate of Designation of Series A Voting Convertible Preferred Stock, as filed with the Secretary of State of Nevada on October 29, 2008

5.1	Opinion of Dawn Bernd-Schulz PLLC, as to the legality of the securities being registered.

23.1	Consent of Dawn Bernd-Schulz PLLC (included in Exhibit 5.1)

23.2	Consent of Fitzgerald & Co, CPAs, P.C.

24.1	Power of Attorney (included on signature page to this Registration Statement).